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                                                                      EXHIBIT 14

                             AMERISTAR CASINOS, INC.

                 CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER,

              CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

         In my role as Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or Chief Accounting Officer of Ameristar Casinos, Inc. (the "Company"), I agree to adhere to and advocate the following principles and responsibilities governing professional conduct and ethics:

         1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

         2. Provide stockholders and other constituents with information that is accurate, complete, objective, relevant, timely and understandable. If I am the CEO or CFO, I shall review the Company's annual and quarterly reports before certifying and filing them with the Securities and Exchange Commission.

         3. Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

         4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

         5. Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information. I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

         6. Proactively promote ethical behavior among employees of the Company and as a responsible partner with industry peers and associates.

         7. Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.

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         8.       Promptly report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any violations of this Code of Ethics. Such report shall be made to the Director of Regulatory Compliance and the Chairman of the Audit Committee of the Board of Directors and shall include conduct of a financial or non-financial nature.

         9. Refrain from directly or indirectly taking any action to improperly influence, coerce or mislead the Company or its independent auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

         10. Comply with this Code of Ethics. I understand that if I violate any part of this Code of Ethics, I will be subject to disciplinary action, up to and including termination of employment.

         I understand that if I believe there is a conflict between this Code of Ethics and a Company policy or procedure or any applicable law, rule or regulation, I must consult with the Legal Affairs Department for guidance.

         I understand that there shall be no waiver of or amendment to any part of this Code of Ethics except by the Board of Directors or a designated Board committee. In the event that a waiver of or amendment to this Code of Ethics is granted, the notice of the waiver or amendment shall be posted on the Company's website within five business days of the Board of Directors' or designated Board committee's action or shall be disclosed otherwise as required by applicable law or regulation. Notices posted on the Company's website shall remain posted for a period of 12 months and shall be retained in the Company's files as required by law.

                                                        /s/ Craig H. Neilsen
                                                    ----------------------------
                                                    Craig H. Neilsen
                                                    Chief Executive Officer

                                                        /s/ Thomas M. Steinbauer
                                                    ----------------------------
                                                    Thomas M. Steinbauer
                                                    Chief Financial Officer

July 18, 2003                                           /s/ Thomas L. Malone
                                                    ----------------------------
                                                    Thomas L. Malone
                                                    Chief Accounting Officer

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